Sanwire Corporation Completes $405,000 Private Placement with Institutional Investor Magna Group

Tulsa, OK -- (August 2, 2013) – Sanwire Corporation (OTCQB: SNWR) (“Sanwire” or the “Company”), a global provider of wireless communications services and data solutions is pleased to announce that the Company has completed a $405,000 financing through a senior convertible note issued to a Magna Group affiliate fund, Hanover Holdings I, LLC (the “Investor”), headquartered in New York, NY.

The note is convertible 90 days after issuance, at the Investor’s option into shares of the Company’s common stock at a fixed conversion price of $0.2325. The Company has agreed to file a registration statement with the U.S. Securities & Exchange Commission (“SEC”) covering the resale of the underlying shares of common stock that may be obtained by conversion of the note. Funds obtained through this financing will be used by the Company for general and administrative purposes, working capital, and to expand the Company’s growing projects.

The note has an eight-month term and was issued with an initial principal amount of $405,000 for a purchase price of $300,000 (a 35% original issue discount). Under terms of the note, the initial principal amount of $405,000 will be reduced to the purchase price of $300,000 if the Company meets all of their filing obligations as detailed in the Form 8-K filing. The note accrues at the rate of 8% per annum and includes customary event of default provisions.

Sanwire’s President and CEO, Mr. Naiel Kanno, stated, "This financing positions Sanwire to execute on its current business objectives and expedite its revenue growth plans. We look forward to expanding our financial partnership with the Magna Group.”

Joshua Sason, Chief Executive Officer of Magna Group noted, "Considering management’s unique experience in both the technology and mining sectors, we are confident that our investment will enable Sanwire to continue to grow its vertically integrated portfolio of innovative solutions and pursue its strategic and growth objectives for the future.”

About Sanwire Corporation

Sanwire is a global provider of wireless communications services, data solutions, and application software/hardware. Sanwire’s vertically integrated portfolio of solutions target a diverse array of enterprises and multiple disciplines with one goal in mind - deliver efficient and reliable communications. For more information, visit www.sanwire.net. Sanwire has two wholly owned subsidiaries in its current portfolio, iPTerra Technologies and Aero Networks. iPTerra is a designer, developer, manufacturer and marketer of a real-time 2-way wireless and/or wireline communications, and mine-safety solution for the global mining and industrial industry (www.ipterra.net) . Aero Networks provides advanced telecommunications and broadband services to rural communities and Native American tribes with focus on public safety, education and healthcare sectors. Aero is a pioneer in delivering 4G/LTE, TV White Space, and advanced wireless technologies (www.aeronetworks.net).

About Magna Group

Magna Group is a cutting edge global investment firm that makes innovative investments and forges lasting partnerships amidst a constant drive to identify the most exciting opportunities, worldwide. Founded in 2009 by Joshua Sason, the firm was established to identify and creatively invest in structured opportunities in micro and small-cap public companies. Magna Group quickly built a stellar reputation in the marketplace and amongst portfolio companies for its focus on building relationships and transacting ethically. Today, Magna Group is widely recognized as a global leader in small and lower-middle market structured finance and continues to expand and broaden its strategic focus. In addition to its core activities in structured finance, the firm either solely owns or is a partner in private equity and venture entities that invest and operate in Entertainment, Legal Finance, Aviation and Hospitality. Please visit www.magnagroupcapital.com for more information.

Contact:

Gross Capital, Inc.

Barry Gross

(361) 949-4999

IR@sanwire.net

Certain statements included in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations.